ASSET PURCHASE AGREEMENT

Between

HENNESSY ADVISORS, INC.

and

FBR FUND ADVISERS, INC.

June 6, 2012

TABLE OF CONTENTS

ARTICLE I - DEFINED TERMS1

ARTICLE II - PURCHASED ASSETS; PURCHASE PRICE4
Section 2.1.	Purchased Assets	4
Section 2.2.	Purchase Price	5

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER6
Section 3.1.	Organization, Standing and Authority	6
Section 3.2.	Authorization and Binding Obligation	6
Section 3.3.	Registered Investment Adviser	7
Section 3.4.	No Violations	7
Section 3.5.	Title to and Condition of Assets	7
Section 3.6.	Consents; Governmental/Regulatory Authority	7
Section 3.7.	Financial Condition; Effect of Sale of Assets	7
Section 3.8.	Legal Actions	7
Section 3.9.	Compliance with Laws	8
Section 3.10.	The FBR Series Funds	8
Section 3.11.	Sufficiency of Assets; Trade Rights	11
Section 3.12.	Registration Statement	11
Section 3.13.	Employee Benefit Plans	11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER12
Section 4.1.	Organization, Standing and Authority	12
Section 4.2.	Authorization and Binding Obligation	12
Section 4.3.	No Violations	12
Section 4.4.	Consents; Governmental/Regulatory Authorities	12
Section 4.5.	No Disqualifying Conduct	13
Section 4.6.	Litigation; Proceedings	13
Section 4.7.	Registered Investment Adviser	13
Section 4.8.	Compliance with Law	13
Section 4.9.	Registration Statement	13
Section 4.10.	Section 15(f)	14
Section 4.11.	Funding	14
Section 4.12.	No Material Adverse Changes	14

ARTICLE V - COVENANTS14
Section 5.1.	Pre-Closing Covenants of Seller	14
Section 5.2.	Negative Covenants	15
Section 5.3.	Affirmative Covenants of Seller	15
Section 5.4.	Affirmative Covenants of Buyer	16

ARTICLE VI - SPECIAL COVENANTS AND AGREEMENTS17
Section 6.1.	Fees and Expenses	17
Section 6.2.	Brokers	17
Section 6.3.	Confidential Information	17
Section 6.4.	Cooperation	17
Section 6.5.	Covenants With Respect to Changes in Condition and Litigation	17
Section 6.6.	Covenants With Respect to Information in Registration Statement18
Section 6.7.	Access to Third Parties	19
Section 6.8.	Cooperation Regarding Financial Matters	19
Section 6.9.	Section 15(f) of the Investment Company Act	19
Section 6.10.	Press Releases and Public Announcements	21
Section 6.11.	Retention of Portfolio Managers and Sub-advisors; Other Fund Matters	21
Section 6.12.	Certain Employee Matters	22
Section 6.13.	Use of Office Space and Furniture	23

ARTICLE VII - CONDITIONS PRECEDENT24
Section 7.1.	Conditions to Obligations of Buyer	24
Section 7.2.	Conditions to Obligations of Seller	24

ARTICLE VIII - CLOSING AND CLOSING DELIVERIES25
Section 8.1.	Closing	25
Section 8.2.	Deliveries by Seller	25
Section 8.3.	Deliveries by Buyer	25

ARTICLE IX - RIGHTS OF BUYER AND SELLER ON TERMINATION OR BREACH26
Section 9.1.	Termination Rights	26
Section 9.2.	Effect of Termination	27

ARTICLE X - REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION27
Section 10.1.	Representations and Warranties	27
Section 10.2.	Indemnification by Seller	27
Section 10.3.	Indemnification by Buyer	28
Section 10.4.	Procedure for Indemnification	28
Section 10.5.	Limitations	30

ARTICLE XI - MISCELLANEOUS30
Section 11.1.	Notices	30
Section 11.2.	Benefit and Binding Effect	31
Section 11.3.	Governing Law	31
Section 11.4.	Headings	31
Section 11.5.	Gender and Rules of Construction	31
Section 11.6.	Entire Agreement	31
Section 11.7.	Counterparts	32
Section 11.8.	Specific Performance	32

Schedules and Annexes

Schedule 3.10(d)                                -           List of Contracts and Agreements
Schedule 3.11                                     -           List of Exceptions to Intellectual Property Rights
Schedule 6.11                                     -           List of Material Sub-advisory Terms Regarding Focus Fund
Schedule 6.12                                     -           List of Employees to be Transferred to Buyer
Annex 7.1(e)                                       -           List of Buyer’s Conditions Precedent to Fund Transactions
Annex 7.2(f)                                       -           List of Seller’s Conditions Precedent to Fund Transactions

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into on this 6th day of June, 2012, by and between HENNESSY ADVISORS, INC., a California corporation (“Buyer”), and FBR Fund Advisers, Inc., a Delaware corporation (“Seller”).

RECITALS

A. Seller is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

B. Seller serves as investment adviser to the FBR Series Funds, as defined herein, and is the owner of certain property, including property used or useful in providing investment advisory services to the FBR Series Funds.

C. Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, such property upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

In consideration of the foregoing premises and the covenants and agreements contained herein, Buyer and Seller, intending to be bound legally, agree as follows:

ARTICLE I - DEFINED TERMS

The following terms shall have the following meanings in this Agreement (other terms shall be defined in the text of this Agreement).

“Affiliated Person” means an affiliated person as defined in Section 2(a)(3) of the Investment Company Act.

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a specified person or entity.

“Agreement” means this Asset Purchase Agreement together with all schedules and exhibits attached hereto, and all amendments hereto and thereof.

“Assigned Contracts” means those contracts identified in good faith by the parties that Buyer desires to assume and that are used exclusively in the FBR Funds business.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” means the date of the Closing specified in Section 8.1 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is a member of a controlled group with, under common control with, or otherwise required to be aggregated with Seller pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Fund Transactions” means the reorganizations of each of the FBR Large Cap Fund, the FBR Small Cap Fund and the FBR Mid Cap Fund into the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Growth Fund and the Hennessy Focus 30 Fund, respectively; and the reorganizations of each of the FBR Focus Fund, the FBR Gas Utility Index Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund, the FBR Technology Fund, the FBR Balanced Fund and the FBR Core Bond Fund into the Hennessy Select Focus Fund, the Hennessy Select Gas Utility Index Fund, the Hennessy Select Small Cap Financial Fund, the Hennessy Select Large Cap Financial Fund, the Hennessy Select Technology Fund, the Hennessy Select Balanced Fund and the Hennessy Select Core Bond Fund, respectively  (“Shell Merger Reorganizations”).

“FBR Domestic Equity Funds” means the FBR Large Cap Fund, the FBR Small Cap Fund and the FBR Mid Cap Fund.

“FBR Focus Fund” means the FBR Focus Fund.

“FBR Funds” means The FBR Funds, an open-end management investment company organized as a statutory trust under the laws of the state of Delaware and currently consisting of ten series.

“FBR Series Funds” means the FBR Specialty Funds, the FBR Hybrid Funds and the FBR Domestic Equity Funds, which are the ten current series of FBR Funds.

“FBR Hybrid Funds” means the FBR Balanced Fund and the FBR Core Bond Fund.

“FBR Specialty Funds” means the FBR Focus Fund, the FBR Gas Utility Index Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund and the FBR Technology Fund.

“Hennessy Funds” means those investment companies registered under the Investment Company Act for which Buyer serves as investment adviser.

“Hennessy Merger Funds” means the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Growth Fund and the Hennessy Focus 30 Fund.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Liens” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement, lease, option, defect of title or other encumbrance or right of others, except for taxes not yet due or payable and encumbrances which do not materially impair the present use of the assets to which they relate.

“Material Adverse Effect” means:

(a) with respect to Seller, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of Seller taken as a whole, other than any such effect to the extent resulting from (A) entering into, announcing or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates or securities markets arising after the date hereof, (C) any change in applicable law or U.S. generally accepted accounting principles or in interpretations thereof arising after the date hereof, (D) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, or (E) any decline in assets under management, in and of itself, but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition (each of (A) through and including (E), the “MAE Exceptions”); or (ii) the ability of Seller to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder;

(b) with respect to Buyer, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of the investment advisory business of Buyer taken as a whole, other than any such effect to the extent resulting from the MAE Exceptions; or (ii) the ability of Buyer to timely complete the transactions contemplated by this Agreement or timely perform its obligations hereunder; or

(c) with respect to the FBR Series Funds, any change, effect, event or occurrence that is materially adverse to the FBR Series Funds except to the extent resulting from the MAE Exceptions.

“Notice of Termination” means the notice described in Section 9.1 of this Agreement.

“Plan of Reorganization” means the agreement and plan of reorganization pursuant to which the Fund Transactions (other than the Shell Merger Reorganizations) will be effected.

“Plan of Reorganization (Shell Funds)” means the agreement and plan of reorganization pursuant to which the Fund Transactions (other than the reorganizations of the FBR Domestic Equity Funds) will be effected.

“Purchased Assets” means the assets specified in Section 2.1 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Segregated Accounts” means those shareholder accounts (or subaccounts with respect to any omnibus account) of the FBR Domestic Equity Funds to which Segregated Shares are allocated.

“Segregated Shares” means and includes (i) the shares of the applicable FBR Domestic Equity Fund which are outstanding at the close of business on the Closing Date, (ii) any additional shares of the applicable FBR Domestic Equity Fund (or successor Hennessy Merger Fund) purchased for Segregated Accounts after the Closing Date and before the first anniversary of the Closing Date, and (iii) any Shares of the applicable FBR Domestic Equity Fund issued after the Closing Date and before the first anniversary of the Closing Date as a distribution on other Segregated Shares.

“Shell Hennessy Merger Funds” means the Hennessy Select Focus Fund, the Hennessy Select Gas Utility Index Fund, the Hennessy Select Small Cap Financial Fund, the Hennessy Select Large Cap Financial Fund, the Hennessy Select Technology Fund, the Hennessy Select Balanced Fund and the Hennessy Select Core Bond Fund, which will be formed in connection with the Fund Transactions.

ARTICLE II - PURCHASED ASSETS; PURCHASE PRICE

Section 2.1. Purchased Assets.

On the Closing Date, Seller shall deliver to Buyer originals or true copies of the following , and only the following:

(a) All files, books, records and data files (in whatever form or forms including hard copy, microfilm, microfiche, CD ROM or other electronic media, including the software necessary to access the same) owned by Seller relating to investment accounts and investment history of the FBR Series Funds (except to the extent that Seller is required by applicable law to retain such materials or copies thereof in which event Seller shall, at Seller’s expense, provide to Buyer such materials or copies thereof, whichever is available and complies with such applicable law) (the “Purchased Assets”); and

(b) All records required to be maintained and retained under the Investment Company Act or the Investment Advisers Act by Seller in connection with Seller’s provision of investment advisory services to the FBR Series Funds (except to the extent that Seller is required by applicable law to retain such materials or copies thereof in which event Seller shall provide to Buyer such materials or copies thereof, whichever is available and complies with such applicable law), whether or not owned by Seller.

Section 2.2. Purchase Price.

(a)           In consideration for the transactions contemplated hereby, Buyer shall pay Seller the Initial Purchase Price and the Contingent Purchase Price, in the manner and at the times set forth herein, and shall assume and timely satisfy and discharge the royalty payment obligations under the Asset Purchase Agreement (as defined on Schedule 3.11) for the period from and after the Closing (such obligations for such period, the “Royalty Payment Obligations”).  In addition, subject to receipt of any required counterparty consents, Buyer shall assume and timely satisfy and discharge all obligations attributable to the performance of the Assigned Contracts (if any) after the Closing; provided that Buyer shall  not assume or otherwise be responsible for any default, breach or violation thereof occurring prior to the Closing, or for any action or omission of Seller or its Affiliates occurring or failing to occur prior to the Closing, that, with the giving of notice, the passage of time or both, would result in a default, breach or violation, of any of the Assigned Contracts.

(b)           On the Closing Date, Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing Date, an amount equal to 60% of the sum of (i) 0.00% times the total net assets (as defined under the Investment Company Act) under management for the FBR Technology Fund and FBR Core Bond Fund as of the close of business on the business day immediately preceding the Closing Date, (ii) 1.00% times the total net assets (as defined under the Investment Company Act) under management for the FBR Gas Utility Index Fund as of the close of business on the business day immediately preceding the Closing Date, (iii) 1.75% times the total net assets (as defined under the Investment Company Act) under management for each of the FBR Focus Fund, FBR Small Cap Financial Fund, FBR Large Cap Financial Fund and FBR Balanced Fund, as of the close of business on the business day immediately preceding the Closing Date, and (iv) 2.00% of the total net assets (as defined under the Investment Company Act) under management for each of the FBR Domestic Equity Funds  as of the close of business on the business day immediately preceding the Closing Date (the “Initial Purchase Price”).

(c)           Within five business days of Buyer’s receipt from outside third parties of all information necessary to calculate the payment amount (and in no event later than 20 business days following the first anniversary of the Closing Date), Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing Date, an amount equal to 40% of the sum of (i) 0.00% times the total net assets (as defined under the Investment Company Act) under management for the FBR Technology Fund and FBR Core Bond Fund as of the close of business on the first anniversary of the Closing Date, (ii) 1.00% times the total net assets (as defined under the Investment Company Act) under management for the FBR Gas Utility Index Fund as of the close of business on the first anniversary of the Closing Date, (iii) 1.75% times the total net assets (as defined under the Investment Company Act) under management for each of the FBR Focus Fund, FBR Small Cap Financial Fund, FBR Large Cap Financial Fund and FBR Balanced Fund, as of the close of business on the first anniversary of the Closing Date, and (iv) 2.00% of the total net assets (as defined under the Investment Company Act) of the Segregated Accounts (the “Contingent Purchase Price”); provided, that, in the event that the first anniversary of the Closing Date is not a business day, then the payments under this subsection (c) shall be based on total net assets as of the close of business on the first business day following the first anniversary of the Closing Date; provided, further, that the foregoing shall be adjusted consistent with Section 6.11(a) if applicable. Buyer shall promptly provide to Seller documentation setting forth the calculation of the amount of the foregoing payment in reasonable detail.  If within thirty days after the Seller’s receipt of such Contingent Purchase Price and the accompanying documentation, Seller shall not have objected in writing to the amount thereof, then the Contingent Purchase Price shall be deemed final.  In the event that Seller reasonably objects in writing within such thirty day period, Buyer and Seller shall negotiate in good faith to resolve the dispute.  If Buyer and Seller fail to resolve such dispute within sixty days, the amount of such Contingent Purchase Price shall be determined, within a reasonable time, by an independent, nationally recognized firm of accountants mutually selected by the parties.  The determination of such firm of accounts shall be final and binding upon the parties.  Each of Buyer and Seller shall bear all fees and costs incurred by it in connection with the determination of the amount of any Contingent Purchase Price, except that the parties shall each pay one-half (50%) of the fees and expenses of any accounting firm engaged pursuant to this Section 2.2(c), provided, however, that in no event shall Buyer be liable for an amount in excess of $5,000 with regard to such fees and expenses of any such accounting firm unless Buyer’s calculation of the Contingent Purchase Price provided to Seller is less than 90% of the actual Contingent Purchase Price as finally determined.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1. Organization, Standing and Authority.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to the FBR Series Funds, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder.  Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Seller or the FBR Series Funds.

Section 3.2. Authorization and Binding Obligation.

The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 3.3. Registered Investment Adviser.

Seller is registered as an investment adviser under the Investment Advisers Act.  Seller has not received any written notice by any state that Seller’s registration as an investment adviser is, is to be, or will be restricted or terminated.

Section 3.4. No Violations.

The execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Seller’s certificate of incorporation or by-laws; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Seller, Buyer or the FBR Series Funds or as will be cured or waived prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller may be bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Seller, Buyer or the FBR Series Funds, or as will be cured or waived prior to the Closing Date.

Section 3.5. Title to and Condition of Assets.

As of the date hereof, Seller has good and clear title to the Purchased Assets (or valid rights to use the same), and on the Closing Date will convey ownership thereof to the Purchased Assets to Buyer, free and clear of all Liens (subject, in the case of any licensed elements of the Computer Software, to receipt of applicable third party approvals and such third parties’ rights under such licenses).  During the past twelve months the Computer Systems have not failed to any material extent and the data which they process has not been materially corrupted.  Seller has taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

Section 3.6. Consents; Governmental/Regulatory Authority.

Seller is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated herein, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Seller or the FBR Series Funds.

Section 3.7. Financial Condition; Effect of Sale of Assets.

Seller is not insolvent on the date of this Agreement and shall not be insolvent on the Closing Date.  The transactions contemplated by this Agreement (i) will not render Seller insolvent or leave Seller with assets unreasonably small in relation to the business in which it is engaged and (ii) is not being undertaken by Seller with the intent to hinder, delay or defraud its creditors.

Section 3.8. Legal Actions.

There is no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the best knowledge of Seller threatened, before any court or governmental or regulatory authority, against (i) any of the Purchased Assets or (ii) Seller, or to the best knowledge of Seller any of its Affiliates or any of the FBR Series Funds, that reasonably could be expected to have a Material Adverse Effect on Seller, Buyer or the FBR Series Funds.  Seller is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Seller or the FBR Series Funds substantially in accordance with current practice.

Section 3.9. Compliance with Laws.

Seller’s business of providing investment advisory services to the FBR Series Funds is being operated in material compliance with all applicable laws, rules, regulations, ordinances, orders or requirements of all federal, state and local governmental or regulatory authorities.  Seller has complied in all material respects with all written notices and demands to it from all governmental or regulatory authorities with respect to the ownership, use and operation of all of the Purchased Assets and the provision of investment advisory services to the FBR Series Funds.

Section 3.10. The FBR Series Funds.

With respect to the FBR Series Funds:

(a) Registration and Regulation.  The FBR Funds is duly registered with the Commission as an investment company under the Investment Company Act, and all shares of the FBR Series Funds which, since its organization, have been or are being offered for sale have been duly registered under the Securities Act and have been duly registered, qualified or are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares have been or are being offered.  The FBR Series Funds are in compliance with all applicable laws, rules and regulations, including, without limitation, the Investment Company Act, the Securities Act, the Securities Exchange Act and all applicable state securities laws, except where the failure to be so in compliance would not have a Material Adverse Effect on Seller or the FBR Series Funds.  The FBR Series Funds are in compliance with the investment policies and restrictions set forth in its registration statement currently in effect under the Securities Act.  The value of the net assets of the FBR Series Funds is determined pursuant to the requirements of the Investment Company Act and purchases and redemptions of shares of the FBR Series Funds, since its organization have been effected at the net asset value per share calculated in such manner.  There are no legal or governmental actions, investigations, inquiries or proceedings pending or threatened against the FBR Series Funds which could reasonably be expected to have a Material Adverse Effect on Seller or the FBR Series Funds.

(b) Financial Statements.  The books of account and related records of the FBR Series Funds fairly reflect the respective assets, liabilities and transactions of the FBR Series Funds in accordance with generally accepted accounting principles applied on a consistent basis.  The audited financial statements of the FBR Series Funds as of October 31, 2011 (the “Financial Statement Date”), which were previously delivered to Buyer (the “Fund Financial Statements”), present fairly in all material respects the financial position of the FBR Series Funds and the results of operations and cash flows for the accounting principles applied on a consistent basis as at the dates indicated.  The Fund Financial Statements have been certified by an independent registered public accounting firm.

(c) No Material Adverse Changes.  Since the Financial Statement Date, no material adverse change has occurred in the financial condition, results of operations or business of the FBR Funds or the status of the FBR Funds as a regulated investment company under the Code, other than changes to the extent resulting from the MAE Exceptions and other than changes occurring in the ordinary course of business of the FBR Series Funds.

(d) Contracts.  Except for contracts and agreements disclosed on Schedule 3.10(d) (which shall be updated by Seller at Closing), none of the FBR Funds or any of the FBR Series Funds is a party to any material contract, debt arrangement, futures contract, plan, lease, franchise, license or permit (other than permits issued under any securities law) of any kind or nature whatsoever.  No default by the FBR Series Funds, nor to the best knowledge of Seller by any other party to any such contract or agreement, exists under any of the contracts and agreements listed on Schedule 3.10(d).

(e) Taxes.  All federal income tax returns, all other material federal tax returns, and all material state and local tax returns for any open tax periods required to be filed by the FBR Series Funds on or prior to the Closing Date have been or will be timely filed, such returns are or will be correct in all material respects, and all taxes shown as payable on such returns have been or will be timely paid. For any period for which tax returns of the FBR Series Funds are not required to have been filed in accordance with the previous sentence by the Closing Date, the FBR Series Funds have made, or will make by the Closing Date, an adequate accrual on its books of any taxes due or to become due, if any, as a result of actions occurring on or before the Closing Date.  The FBR Series Funds have qualified as a regulated investment company under the Code in respect of each taxable year of the FBR Series Funds since commencement of the FBR Series Funds and the FBR Series Funds was, and shall be, in compliance with the requirements of Section 851 of Subchapter M of the Code for each of the applicable fiscal periods ending on or prior to the Closing Date.  The FBR Series Funds have timely provided to its shareholders any notices relating to the character of shareholder distributions or portions thereof required under Sections 852 or 853 of the Code and Section 19 of the Investment Company Act and have properly withheld or collected all taxes required by law to be withheld or collected from amounts payable to the shareholders of the FBR Series Funds and have timely remitted such withheld or collected taxes to the appropriate taxing authority, agency or body.

(f) Books and Records.  The books and records of the FBR Series Funds reflecting, among other things, the purchase and sale of shares of the FBR Series Funds by its shareholders, the number of issued and outstanding shares owned by each shareholder and the state or other jurisdiction in which such shares were offered and sold, are complete and accurate in all material respects.

(g) Prospectus.  The current prospectus and statement of additional information for the FBR Series Funds as of the date on which they were issued did not contain, and as supplemented by any supplement thereto dated prior to or on the Closing Date, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) Ability to Conduct Business.  The FBR Series Funds are not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of the FBR Series Funds substantially in accordance with current practice.

(i) Litigation or Proceeding.  No litigation is pending, or to the best of Seller’s knowledge, threatened, and no investigation, inquiry or governmental proceeding is pending or, to the best of Seller’s knowledge, threatened against the FBR Series Funds or against Seller or its Affiliates and affecting the FBR Series Funds before any court, arbitrator or federal, state, local or foreign governmental or regulatory agency or authority or self-regulatory authority (including, but not limited to, the Commission, the Commodities Futures Trading Commission and the Internal Revenue Service) that would be reasonably likely to materially and adversely affect the business operations or financial condition of the FBR Series Funds or materially delay, materially hinder or prohibit the solicitation of proxies from shareholders of the FBR Series Funds.

(j) Absence of Undisclosed Liabilities.  As of the Financial Statement Date, Seller had no material debts, obligations or liabilities, whether due or to become due, absolute, contingent or otherwise, that are required to be reflected in the Fund Financial Statements in accordance with generally accepted accounting principles, that are not so reflected.

(k) No Pending Transaction.  The FBR Series Funds are not a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, trust or person or (ii) to sell, lease or exchange all or substantially all of their property and assets to any other corporation, trust or person.

(l) Suspension or Revocation of Adviser Registration.  Neither Seller nor, to the best of Seller’s knowledge, any Affiliated Person of Seller has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor, to the best of Seller’s knowledge, has any investment adviser, or any “person associated” (as defined in the Investment Advisers Act) with any investment adviser, of the FBR Series Funds been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Securities Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, and, to the best of Seller’s knowledge, there is no proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(m) Fund Statements.  Seller has furnished Buyer or provided access to, with respect to the FBR Series Funds, complete and true copies of the FBR Series Funds’ (i) Annual and Semi-Annual Reports on Form N-CSR, together with any and all exhibits annexed thereto, and proxy statements pertaining to the last five years, each in the form delivered to shareholders, as well as any additional report or other material generally delivered to such shareholders since the delivery of such Annual Report or Semi-Annual Report, as the case may be, and (ii) Prospectuses, together with Statements of Additional Information, filed with the Commission in the last five years, each in the form filed with the Commission (all of the foregoing documents referred to in (i) and (ii) being collectively referred to herein as the “Fund Statements”).  The information contained in the Fund Statements did not as of the date of filing, effectiveness or first use, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make any material statement made therein, in light of the circumstances under which they were made, not misleading.  Since the end of the period covered by the most recent Annual or Semi-Annual Report through the date hereof, there has occurred no event or condition (other than as a result of this Agreement and the transactions contemplated hereby) which would (i) require the FBR Series Funds to file an additional amendment, registration statement, prospectus, prospectus supplement, report or other document with the Commission, which document has not been so filed with the Commission and delivered to Buyer or (ii) require the FBR Series Funds to conduct a meeting of its shareholders.

Section 3.11. Sufficiency of Assets; Trade Rights.

After giving effect to the transactions contemplated by this Agreement, Buyer will own or have access to all of the files, books and records owned or controlled by Seller and necessary to conduct the management or operations of the FBR Series Funds in all material respects in substantially the same manner conducted by Seller on and prior to the Closing Date.  To the best of Seller’s knowledge, Seller is not infringing and has not infringed any intellectual property rights of another in the management or operations of the FBR Series Funds, nor to the best of Seller’s knowledge is any other person infringing the intellectual property rights of Seller.  Seller does not pay any royalties or other consideration for the right to use any Purchased Assets or other intellectual property rights used by the FBR Series Funds except as set forth on Schedule 3.11.  There is no litigation pending or, to the best of Seller’s knowledge, threatened to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Purchased Assets.

Section 3.12. Registration Statement.

Reference is made to the registration statement (the “N-14 Registration Statement”) to be filed with the Commission by Buyer on Form N-14 relating to the shares of the Hennessy Merger Funds and the Shell Hennessy Merger Funds issuable thereunder, and the proxy statement of the FBR Series Funds to be included therein.  The information relating to Seller and the FBR Series Funds that is provided by Seller or its representatives for inclusion in the prospectus contained in the N-14 Registration Statement of which the Proxy Statement is a part, as amended or supplemented by any amendments or supplements filed with the Commission by Buyer (together, the “N-14 Prospectus”), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.13. Employee Benefit Plans.

(a) Multiple Employer and Multiemployer Plans.  None of the Seller nor any ERISA Affiliate is or has ever been a party to a multiple employer plan, as that term is defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA, and neither the Seller nor any ERISA Affiliate has ever contributed nor been obligated to contribute to any multiemployer plan.

(b) Single Employer Plans.  None of the Seller nor any ERISA Affiliate is or has ever been a party to a single employer plan, as that term is defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA.  None of the Company or any ERISA Affiliate has any liability with respect to any plan subject to Title IV of ERISA.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization, Standing and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Buyer.  Buyer has all requisite corporate power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to the Hennessy Funds and, following the Closing, the FBR Series Funds, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

Section 4.2. Authorization and Binding Obligation.

The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 4.3. No Violations.

The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Buyer’s articles of incorporation or by-laws; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer or Seller or as will be cured by waiver prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or which Buyer is bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Buyer, Seller or the FBR Series Funds or as will be cured or waived prior to the Closing Date.

Section 4.4. Consents; Governmental/Regulatory Authorities.

Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Buyer.

Section 4.5. No Disqualifying Conduct.

Neither Buyer nor any Affiliated Person of Buyer is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the Commission under Section 9(b) of the Investment Company Act.  Neither Buyer nor any “associated person” (as defined in the Investment Advisers Act) of Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or an associated person thereof.  To the best of Buyer’s knowledge, no facts exist with respect to Buyer, or any Affiliated Person or associated person of Buyer, which would form a basis for any such disqualification or ineligibility.

Section 4.6. Litigation; Proceedings.

No litigation, proceeding or governmental investigation, or inquiry is pending or, to the best of Buyer’s knowledge, threatened, against Buyer that seeks to delay, hinder or prohibit execution of this Agreement or consummation of the transactions contemplated herein or that, if determined against Buyer would be reasonably likely to have a Material Adverse Effect on Buyer.  Buyer is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Buyer or, following the Closing, the FBR Series Funds in accordance with Buyer’s current practice.

Section 4.7. Registered Investment Adviser.

Buyer or an Affiliated Person thereof is registered as an investment adviser under the Investment Advisers Act. Buyer has not received any written notice by any State that Buyer’s registration as an investment adviser is, is to be, or will be restricted or terminated.

Section 4.8. Compliance with Law.

Buyer is in compliance with all applicable laws, rules and regulations, including, without limitation, federal and state securities laws, except where failure to be so in compliance would not be reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.9. Registration Statement.

The information relating to Buyer, the Hennessy Merger Funds and the Shell Hennessy Merger Funds that is provided by Buyer or its representatives for inclusion in the N-14 Registration Statement and the N-14 Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The N-14 Registration Statement and the N-14 Prospectus, other than the information contained therein provided by Seller or its Affiliates for inclusion therein, will comply in all material respects with the provisions of the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder.

     Section 4.10. Section 15(f).

     Buyer does not have any express or implied understanding or arrangement that would reasonably be expected to impose, or any intention to impose, an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) on any of the FBR Series Funds for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

Section 4.11. Funding.

Buyer has available, and will have available as of the Closing Date and as of the first anniversary of the Closing Date, all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby.

Section 4.12. No Material Adverse Changes.

Since December 31, 2011, no material adverse change has occurred in the financial condition, results of operations or business of Buyer, the Hennessy Funds or the status of the Hennessy Funds as regulated investment companies under the Code, other than changes to the extent resulting from the MAE Exceptions and other than changes occurring in the ordinary course of business of the Hennessy Funds and/or Buyer.

ARTICLE V - COVENANTS

Section 5.1. Pre-Closing Covenants of Seller.

(a) Maintenance of Business.  Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall operate Seller’s business as it relates to management of the investments of the FBR Series Funds in the ordinary course of business in accordance with past practices (except where such action would conflict with Seller’s obligations under this Agreement) and agrees not to engage in any extraordinary transactions affecting the FBR Series Funds.  Notwithstanding the foregoing or anything else contained herein to the contrary, Seller shall have the right to provide the employees of Seller and its affiliates (or other service providers) who provide services to the FBR Series Funds with notice of termination of service with Seller and its Affiliates contingent upon the occurrence of the Closing.

(b) Approvals.  Subject in all cases to any fiduciary duties to which it may be subject, Seller shall, prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, use its reasonable best efforts to obtain the actions of the Board of Trustees of the FBR Series Funds enumerated in Section 7.1(c) and to cause the FBR Series Funds to solicit its shareholders with regard to approval of the Plan of Reorganization and the Plan of Reorganization (Shell Funds), as the case may be, for which shareholder approval is required, as well as other matters relating directly or indirectly to the Fund Transaction, consistent with all requirements of the Investment Company Act and the Securities Exchange Act applicable to such solicitation.  Seller will retain a third-party solicitation firm selected by Buyer (and not reasonably objected to by Seller) in order to assist in soliciting the approval of the shareholders of the FBR Series Funds required to complete the transactions contemplated hereby, and Seller shall bear all of the costs and expenses of such firm.

Section 5.2. Negative Covenants.

Seller shall not, without the prior written consent of Buyer or as contemplated by this Agreement (with notice to Buyer), do any of the following:

(a) Disposition of Assets.  Sell, assign or otherwise transfer or dispose of any of the Purchased Assets other than ordinary course disposal of files, books and records conducted in accordance with applicable law;

(b) Contracts.  Enter into any contract relating to Seller’s business of providing investment advisory services to the FBR Series Funds after the date hereof (other than (i) contracts in the ordinary course of business and (ii) contracts that will not result in any liability or duty on the part of Buyer) without receiving the written consent of Buyer prior to execution of such contracts.  All requests for such consents shall be in writing and shall include a copy of each such contract.

Section 5.3. Affirmative Covenants of Seller.

(a) Access to Information.  Subject to applicable confidentiality agreements, Seller shall allow Buyer and its authorized representatives on prior notice reasonable access at Buyer’s expense during normal business hours to Seller’s employees responsible for the FBR Series Funds, the Purchased Assets and to all other properties, equipment and contracts relating to Seller’s business of providing investment advisory services to the FBR Series Funds for the purpose of review and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to Seller’s business of providing investment advisory services to the FBR Series Funds as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operation of Seller’s business; provided Seller shall not be required to provide any information or access to the extent that such information or access would jeopardize any applicable attorney-client or other privilege.  All requests pursuant to this Section 5.3(a) shall be sent to Brad Wright at the address for Seller provided in Section 11.1.  All non-public information provided pursuant to this Section 5.3(a) shall be considered “confidential information” within the meaning of the Confidentiality Agreement and held and used in accordance therewith.

(b) Transition.  Seller shall cooperate with and assist Buyer in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the FBR Series Funds as contemplated by this Agreement, including the reorganization of the FBR Series Funds into the Hennessy Merger Funds and the Shell Hennessy Merger Funds, as applicable, and shall provide Buyer with such information maintained by Seller as Buyer may reasonably request to facilitate (i) preparation and filing of tax returns for the FBR Series Funds for their tax years next ending after the date of this Agreement and (ii) the provision of information to shareholders in compliance with the Code.

(c) FBR Series Funds Prospectus.  Prior to the Closing Date, Seller shall use its reasonable best efforts to cause the FBR Series Funds to supplement its prospectus to disclose the transactions contemplated by this Agreement pursuant to Rule 497 of the Commission under the Securities Act.

(d) Registration Statement.  Seller will cooperate with Buyer and will use its reasonable best efforts to assist Buyer in completing and filing the N-14 Registration Statement, and will furnish to Buyer the information relating to itself required by the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder to be set forth in the N-14 Registration Statement, including the N-14 Prospectus and the Proxy Statement included therein.

(e) Employee Matters.  Seller will maintain, or cause an ERISA Affiliate to maintain a “group health plan” within the meaning of Section 4980B of the Code, to provide COBRA continuation coverage to Seller’s employees, and former employees, their spouses, former spouses, dependents, and former dependents, who become eligible for COBRA continuation coverage on or prior to the Closing Date (including employees who are retained by Buyer but who do not participate in Buyer’s health care plans, “Covered Persons”) for the maximum period that any of them is eligible for COBRA continuation coverage.  Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage required to be provided to any Covered Persons, under COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by Seller by reason of the events occurring on or before the Closing Date.  If Seller does not provide continuation coverage to any Covered Person after the Closing Date, Seller shall indemnify Buyer for all costs incurred by Buyer in providing continuation of health benefit coverage to Covered Persons to the extent such costs are in excess of the COBRA premiums paid by such Covered Persons.

Section 5.4. Affirmative Covenants of Buyer.

(a) Access to Information.  Buyer shall provide Seller with such information regarding Buyer and Affiliated Persons of Buyer as Seller or the Board of Trustees of the FBR Series Funds may reasonably request to assist it in fulfilling its duties to Seller under the Investment Company Act and under the General Corporation Law of the State of Delaware and as may be reasonably necessary or desirable in connection with the solicitation of proxies from the shareholders of the FBR Series Funds.

(b) Approvals.  Buyer shall use its reasonable best efforts to obtain the actions of the Board of Directors of the Hennessy Funds enumerated in Section 7.2(d), and shall use its reasonable best efforts to cooperate in seeking to obtain the actions of the Board of Trustees of the FBR Funds enumerated in Section 7.1(c) and to assist the FBR Series Funds in soliciting their shareholders with regard to approval of the Plan of Reorganization and Plan of Reorganization (Shell Funds) for which shareholder approval is required, as well as other matters relating directly or indirectly to the Fund Transaction.

(c) Registration Statement.  Buyer will cooperate with Seller and will use its reasonable best efforts to complete and file the N-14 Registration Statement (including the N-14 Prospectus and Proxy Statement included therein).

(d) Transition.  Buyer shall cooperate with and assist Seller in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to the FBR Series Funds as contemplated by this Agreement, including the reorganization of the FBR Series Funds into the Hennessy Merger Funds and the Shell Hennessy Merger Funds, as applicable, and shall provide Seller with such information maintained by Buyer as Seller may reasonably request to facilitate preparation and provision of any documents required to consummate the transactions contemplated by this Agreement.

(e) Certain Obligations.  Following the Closing, Buyer shall timely satisfy the Royalty Payment Obligations and all assumed obligations with respect to the Assigned Contracts (if any).

ARTICLE VI - SPECIAL COVENANTS AND AGREEMENTS

Section 6.1. Fees and Expenses.

Each of Buyer and Seller shall be responsible for paying its own expenses, including legal fees, incurred by it or any of its Affiliates in connection with this Agreement and the transactions contemplated herein; provided that Seller shall bear all of the costs and expenses of the third-party solicitation firm referenced in Section 5.1(b) and all of the other reasonable and documented costs and expenses incurred in connection with soliciting the fund shareholder approvals referenced therein (other than any costs and expenses of Buyer’s counsel).

Section 6.2. Brokers.

Seller and Buyer each represent to the other that, other than the retention of Berkshire Capital Securities LLC by Seller, they have not used any finder or broker in connection with the transactions contemplated by this Agreement.  Buyer and Seller agree to indemnify and hold harmless the other party with respect to any claim or liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement as a result of the indemnifying party’s conduct or alleged conduct upon which any such claim or liability is based.

Section 6.3. Confidential Information.

The Mutual Confidentiality and Nondisclosure Agreement, dated as of March 27, 2012 (the “Confidentiality Agreement”), between Seller and Buyer shall remain in effect following the execution of this Agreement; provided, however, that Buyer’s obligations under the Confidentiality Agreement with respect to information relating to the FBR Series Funds shall lapse and be of no further force and effect from and after the Closing, to the extent that in connection with the management of the Hennessy Funds the disclosure of such information is necessary.

Section 6.4. Cooperation.

Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

Section 6.5. Covenants With Respect to Changes in Condition and Litigation.

(a) Litigation; Proceedings.

(i) From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms: (A) Seller shall notify Buyer promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against Seller and materially relate to the administration, management, operation or distribution of shares of the FBR Series Funds and (B) Buyer shall notify Seller promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against any of the Hennessy Funds or Buyer or any of its Affiliates and materially relate to the administration, management, operation or distribution of the Hennessy Funds.

(ii) From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms, Buyer shall notify Seller, and Seller shall notify Buyer, promptly of any actions, proceedings or investigations that are commenced against Buyer or any of its Affiliates or any actions, proceedings or investigations that are commenced against Seller or any of its affiliates, respectively, that would be reasonably likely to materially and adversely affect the FBR Series Funds, the Hennessy Funds or the transactions contemplated herein or that would restrain or enjoin the consummation of, or declare unlawful, the transactions contemplated herein, or cause such transactions to be rescinded or that would restrain or enjoin execution or performance of this Agreement.

(b) Change in Condition.

(i) From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Buyer agrees to advise Seller promptly and in writing of any change in the financial condition, operations, properties or business of Buyer or any of its Affiliates which individually or taken as a whole would have a Material Adverse Effect with respect to Buyer or, following the Closing, the FBR Series of Funds.

(ii) From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly and in writing of any material adverse change in the financial condition, operations, properties or business of the FBR Series Funds, other than changes in the value of fund assets resulting from changes occurring in the financial or securities markets or from the addition or withdrawal of funds from any FBR Series Funds.  From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly in writing of any change in the financial condition, operations, properties or business of Seller which individually or taken as a whole would have a Material Adverse Effect with respect to Seller or the FBR Series Funds.

Section 6.6. Covenants With Respect to Information in Registration Statement.

(a) Seller covenants that the last post effective amendment to the registration statement on Form N-1A filed by Seller with the Commission preceding the date of this Agreement, any subsequent post-effective amendment thereto hereafter filed by Seller prior to the Closing Date and any prospectus or supplement thereto used for the sale of shares of the FBR Series Funds and the proxy materials required for the shareholders’ meeting or meetings or meetings of Seller called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization, Plan of Reorganization (Shell Funds) or other matters relating directly or indirectly to the Fund Transaction do not or will not contain, at the time any such amendment becomes effective or such prospectus is delivered in connection with a sale of shares of the FBR Series Funds or at the time such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this covenant shall not apply to any information or data provided by Buyer that describes Buyer, the Hennessy Funds or any of their respective business operations or plans for use in the prospectus or proxy materials.

(b) Buyer covenants that any information or data provided by Buyer that describes Buyer, the Hennessy Funds or any of their respective business operations or plans for use in and prospectus or prospectus supplement for the FBR Series Funds or the proxy materials required for the shareholders’ meeting or meetings of the FBR Series Funds called for the purpose, pursuant to the Investment Company Act, of approving the Plan of Reorganization, Plan of Reorganization (Shell Funds) or other matters relating directly or indirectly to the Fund Transaction  will not contain, at the time any such prospectus or prospectus supplement is delivered, or at the times such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstance under which they were made, not misleading.

Section 6.7. Access to Third Parties.

Buyer and Seller shall agree on mutually acceptable procedures to contact Seller and, to the extent reasonably required in connection with the transactions contemplated hereby, third party providers of Seller or the FBR Series Funds including, but not limited to, auditors, transfer agents, administrators or any other service providers, and authorize such third party providers to communicate with Buyer and to provide information requested by Buyer consistent with Section 5.3(a) (including the provisions contained therein relating to legal privilege).

Section 6.8. Cooperation Regarding Financial Matters.

From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller and its representatives shall, upon the reasonable request of Buyer, provide to Buyer all reasonable information regarding the FBR Series Funds and the Purchased Assets, and reasonable access to the Purchased Assets and the FBR Series Funds’ financial and accounting personnel and books and records (including all accountants’ work papers and work product) consistent with Section 5.3(a) (including the provisions contained therein relating to legal privilege).

Section 6.9. Section 15(f) of the Investment Company Act.

(a) Buyer will use its “best efforts” (as defined in Section 6.9(b)) to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.  In that regard, Buyer will conduct its business so as to enable, insofar as within the control of Buyer, (i) for a period of three years after the Closing Date, at least 75% of the members of each board of directors/trustees of each Hennessy Fund (collectively, the “Hennessy Funds Board”) not to be (A) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the FBR Series Funds or the Hennessy Merger Funds and the Shell Hennessy Merger Funds after the Closing, or (B) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the FBR Series Funds immediately prior to the Closing and (ii) there not to be imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any of the FBR Series Funds or the Hennessy Merger Funds and the Shell Hennessy Merger Funds as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if Buyer will have obtained an order from the Commission exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant will be deemed to be modified to the extent necessary to permit Buyer to act in any manner consistent with such Commission exemptive order.

(b) For purposes of Section 6.9(a), “best efforts” means that Buyer will, and will cause its Affiliates to, subject to applicable fiduciary duties in relation to any of the Hennessy Funds:

(i) cause to be distributed to the Hennessy Funds Board on an annual basis, (A) a questionnaire containing questions reasonably designed to elicit information pertaining to the status of such directors or trustees as “interested persons” for purposes of Section 6.9(a) above and (B) a legal memorandum describing to the trustees and directors the requirements of Section 15(f) of the Investment Company Act and the relevance of their status thereunder and setting forth reasonable procedures and controls designed to ensure that such directors or trustees do not take actions resulting in any of them becoming “interested persons” without reasonable advanced notice to Buyer;

(ii) at such time as Buyer learns of a change or potential change in the status of a Hennessy Funds or FBR Funds Board member that would cause more than 25% of the Hennessy Funds or FBR Funds Board to be “interested persons” for purposes of Section 6.9(a) above, notify Seller and take reasonable steps to seek to correct such situation as promptly as reasonably practicable, including causing any Hennessy Funds or FBR Funds Board members who are affiliated persons of Buyer or its Affiliates to resign and requesting any Hennessy Funds or FBR Funds Board members who are affiliated persons of Seller to resign from the Hennessy Funds or FBR Funds Board, in each case to the extent required to correct such situation; and

(iii) obtain the agreement of any transferee of all or a portion of the business of Buyer to comply with provisions substantially identical to the provisions of this Section 6.9 for a period after the Closing Date of not less than periods provided in this Section 6.9.

(c) Buyer covenants and agrees to take such additional steps as Seller may from time to time reasonably request in writing in connection with compliance with Section 15(f)(1)(A) and (B) of the Investment Company Act.

(d) Seller will use its best efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.

Section 6.10. Press Releases and Public Announcements.

Neither Seller and its Affiliates nor Buyer and its Affiliates will issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other party; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or statement to the extent required by law.

Section 6.11. Retention of Portfolio Managers and Sub-advisors; Other Fund Matters.

(a) Until the first anniversary of the Closing Date, Buyer commits that it will retain or, in the case of the third-party sub-advisors, use its best efforts to cause the applicable FBR Series Fund to retain (i) each of the current portfolio managers of the FBR Specialty Funds (other than the FBR Focus Fund) who accepts employment with Buyer pursuant to Section 6.12, on their respective employment terms contemplated by Section 6.12; (ii) the current portfolio managers of the FBR Focus Fund as sub-advisors to the Hennessy Select Focus Fund, on the sub-advisory terms set forth on Schedule 6.11; and (iii) each of the current sub-advisors of the FBR Hybrid Funds, on their respective current sub-advisory terms.  Until the first anniversary of the Closing Date, Buyer further agrees that it shall not give and shall use its best efforts to cause the applicable FBR Series Fund not to give any of such portfolio managers or sub-advisors notice of termination (other than in the event of a termination for “cause”) or an intent to terminate or adversely change their employment or sub-advisory terms, as the case may be, in any material respect, or take action that would give such portfolio managers “good reason” for terminating employment.  As used herein, “cause” shall mean (except in each case if such event would not constitute “cause” under his or its agreement with Buyer or the applicable FBR Series Fund):  (i) theft or embezzlement of money or property of Buyer or its customers; (ii) in the reasonable judgment of the Board of Directors of Buyer or the Board of Directors/Trustees of the Hennessy Funds, the willful and continued failure of a portfolio manager or sub-advisor to perform substantially his, her or its duties with or to the Buyer or the applicable FBR Series Fund (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to such portfolio manager or sub-advisor by Buyer or its Affiliates identifying the manner in which such portfolio manager or sub-advisor is believed to not be substantially performing his, her or its duties, without prompt cure by such portfolio manager or sub-advisor; (iii) conviction of a felony or a guilty or nolo contendere plea with respect thereto; (iv) becoming legally ineligible to serve as an investment advisor or an associated person thereof; and (v) in the reasonable judgment  of the Board of Directors of Buyer or the Board of Directors/Trustees of the Hennessy Funds, gross negligence, habitual neglect of duties or willful misconduct in the performance of such portfolio manager’s or sub-advisor’s duties to Buyer or the applicable FBR Series Fund that is or could reasonably be expected to be materially injurious to the business or reputation of Buyer or such FBR Series Fund, after written notice is delivered to such portfolio manager or sub-advisor by Buyer or its representative identifying the manner in which such portfolio manager or sub-advisor is believed to be so negligent, neglectful or engaged in willful misconduct, without (in the case of alleged negligence or neglect) prompt cure by such portfolio manager or sub-advisor.  As used herein, “good reason” shall mean: (i) if such portfolio manager has an employment agreement defining “good reason,” the occurrence of “good reason” as defined thereunder, (ii) if such portfolio manager does not have an employment agreement or such agreement does not include a definition of “good reason”, then the occurrence of any of the following events without the prior written consent of such portfolio manager (A) Buyer requiring a physical relocation of such portfolio manager’s regular place of work (1) from his current office space for so long as Buyer is occupying such space pursuant to Section 6.13 or (2) if Buyer is not occupying such space pursuant to Section 6.13, more than thirty miles (one way) from his current office location, (B) a reduction in cash compensation levels contemplated by Section 6.12 or the failure to pay promptly when due and owing any material element of such portfolio manager’s compensation or employee benefits or (C) the assignment to such portfolio manager of duties that are materially inconsistent with the position contemplated by Section 6.12.

(b) Prior to the first anniversary of the Closing Date, Buyer shall not, and shall not publicly announce or inform any customers of any intention to, terminate, close, suspend investments in or merge any of the FBR Series Funds other than the mergers of the FBR Series Funds contemplated hereby.

(c) Buyer shall inform Seller in writing of any breach of Section 6.11(a) or (b) within 30 days of such breach.  In the event of any such breach, Seller shall have the right to cause the Contingent Purchase Price with respect to the Impacted Fund to be calculated based on the total net assets as of the date of such breach rather than as of the first anniversary of the Closing Date; provided, that Seller shall not be required to do so, and if Seller does not so elect by written notice to Buyer to effect such change, the Contingent Purchase Price with respect to the Impacted Fund shall be calculated as set forth in Section 2.2(c) without revision.  Seller may give notice of such election at any time following the applicable breach and prior to the thirtieth day following the written notice of such breach from Buyer contemplated by the first sentence of this Section 6.11(c).  As used herein, “Impacted Fund” means the FBR Series Fund that was the subject of the prohibited action.  The foregoing shall impact only the calculation of the Contingent Purchase Price and not the date of payment of the Contingent Purchase Price.

(d) Promptly following the Closing Date, and in any event no later than 120 days after the Closing Date, Buyer shall ensure that the FBR Series Funds cease to make any use of “FBR,” “Friedman Billings Ramsey,” or any names that are confusingly or misleadingly similar thereto, including by ensuring that the FBR Fund files amendments to its organizational and governing documents with the applicable Governmental Authorities to remove the “FBR” name.  Seller shall identify to Buyer in writing all arrangements and relationships in which the FBR Series Funds currently make use of such names.

Section 6.12. Certain Employee Matters.

(a) No later than forty-five days following the date hereof, Buyer shall make a written offer of employment to each of the persons listed on Schedule 6.12, for the position identified on Schedule 6.12, at cash compensation levels equal to each of their current cash compensation as provided to Buyer from Seller, including current base salary and variable cash compensation provisions (for variable cash compensation based on a formula, the current formula shall be used for the first year of such compensation).  Seller shall use its reasonable best efforts to encourage such persons to enter into employment with Buyer.  Effective as of the Closing Date, Buyer will, subject to such employee satisfying standard pre-employment screening requirements and entering into a customary, mutually agreed form of employment agreement, employ each such employee who has accepted the offer (each such employee, a “Transferred Employee”).  Buyer will commit to maintain such cash compensation of the Transferred Employees through at least the first anniversary of the Closing Date, permit such Transferred Employees to continue to work from their current office space for so long as Buyer is occupying such space pursuant to Section 6.13, and shall otherwise treat such Transferred Employees comparably to similarly situated employees of Buyer.

(b) Buyer shall use commercially reasonable efforts to cause the benefit plans of Buyer or its applicable Affiliates in which employees are eligible to participate to take into account for all purposes thereunder (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of the Transferred Employees with Seller or its Affiliates prior to the Closing Date to the same extent as such service was credited for the applicable purpose by Seller or its applicable Affiliate.  In addition, Buyer shall use commercially reasonable efforts to, or to cause its applicable Affiliates to use commercially reasonable efforts to, (i) waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the Closing Date, and (ii) recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the Closing Date occurs.

Section 6.13. Use of Office Space and Furniture.

Seller or its applicable Affiliate will sublease to Buyer office space (which shall be inclusive of office furniture, but not any other property or assets) sufficient for continued operation of the FBR Series Funds business from and after the Closing (which may be the space currently used by the Transferred Employees) until the first anniversary of the Closing Date.  Seller or its applicable Affiliate shall use commercially reasonable efforts to enable Buyer to install such computer, telephone, technology and other systems as may be necessary for the Transferred Employees to continue to operate the FBR Series Funds business from and after the Closing.  Occupancy of such space and furniture will be at no cost to Buyer, and Seller shall bear the cost of any utilities and building operating expenses, but Buyer shall bear the cost of all repair, maintenance, improvements or other similar costs or expenses incurred as a result of occupying, outfitting and using such space and furniture.  The parties shall negotiate in good faith to address any items not specifically covered by this Agreement.  Such sublease shall be pursuant to a customary, mutually agreed form of sublease agreement to be entered into between the date hereof and the Closing Date.  For the avoidance of doubt, Buyer may not undertake any construction or other modifications to the office space without Seller’s prior approval, and Buyer must supply its own telephones, computers, systems, supplies and other assets used in connection with operating the business.

ARTICLE VII- CONDITIONS PRECEDENT

Section 7.1. Conditions to Obligations of Buyer.

All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer.

(a) Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true, correct and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the facts causing such representation or warranty not to be true, correct or complete could not reasonably be expected to have a Material Adverse Effect with respect to Seller, Buyer or the FBR Series Funds.

(b) Covenants and Conditions.  Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) FBR Series Funds Board Action.  The FBR Series Funds Board of Trustees shall have taken action:

(i) to approve the Plan of Reorganization and the Plan of Reorganization (Shell Funds) and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii) to call shareholders meetings of the FBR Series Funds to approve the Plan of Reorganization and the Plan of Reorganization (Shell Funds).

(d) Shareholder Approval.  The Plan of Reorganization and the Plan of Reorganization (Shell Funds) shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of the applicable FBR Series Funds.

(e) Conditions Precedent to Fund Transactions.  All of the conditions precedent to the obligations of Buyer and the Hennessy Funds under the Plan of Reorganization and Plan of Reorganization (Shell Funds) set forth as Annex 7.1(e) shall have been satisfied or complied with in all material respects prior to the Closing Date.

(f) Deliveries.  Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 8.2.

Section 7.2. Conditions to Obligations of Seller.

All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions which may be waived, in writing, in whole or in part by Seller.

(a) Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true, correct and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the fact causing such representation or warranty not to be true, correct or compete could not reasonably be expected to have a Material Adverse Effect with respect to Buyer, Seller or the FBR Series of Funds.

(b) Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) FBR Series Funds Board Action.  The FBR Funds Board of Trustees shall have taken action:

(i) to approve the Plan of Reorganization and the Plan of Reorganization (Shell Funds) and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii) to call a shareholders meeting of the FBR Series Funds to approve the Plan of Reorganization and the Plan of Reorganization (Shell Funds) .

(d) Hennessy Funds Board Action.  The Hennessy Funds Board of Directors shall have taken action to approve the Fund Transactions, the Plan of Reorganization and the Plan of Reorganization (Shell Funds) and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto.

(e) Shareholder Approval.  The Plan of Reorganization shall have been approved by vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act) of the applicable FBR Series Funds.

(f) Conditions Precedent to Fund Transactions.  All of the conditions precedent to the obligations of Seller and the FBR Series Funds under the Plan of Reorganization  and the Plan of Reorganization (Shell Funds) set forth as Annex 7.2(f) shall have been satisfied or complied with in all material respects prior to the Closing Date.

(g) Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 8.3.

ARTICLE VIII - CLOSING AND CLOSING DELIVERIES

Section 8.1. Closing.

The Closing Date shall be on or before the fifth business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time).  Closing shall be held at the offices of Seller or such other place as shall be mutually agreed upon by Buyer and Seller.

Section 8.2. Deliveries by Seller.

Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied;

(b) Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Seller’s Secretary on Seller’s behalf: certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Seller has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Seller and providing, as an attachment thereto, a Certificate of Good Standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date; and

(c) Delivery of Purchased Assets.  Delivery by Seller to a location specified by Buyer of the Purchased Assets.

Section 8.3. Deliveries by Buyer.

Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a) Initial Payment.  The Initial Payment as provided in Section 2.2;

(b) Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Section 7.2(a), (b) and (g) have been satisfied; and

(c) Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf: certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Buyer and providing, as attachments thereto, a certificate of good standing certified by an appropriate state official of the State of California as of a date not more than fifteen (15) calendar days before the Closing Date and by Buyer’s Secretary as of the Closing Date.

ARTICLE IX - RIGHTS OF BUYER AND SELLER ON TERMINATION OR BREACH

Section 9.1. Termination Rights.

This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transactions contemplated hereby abandoned:

(a) by Buyer if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived by Buyer as of December 31, 2012, provided that such failure is not the result of a breach of any covenant or agreement hereunder by Buyer;

(b) by Seller if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived by Seller as of December 31, 2012, provided that such failure is not the result of a breach of any covenant or agreement hereunder by Seller;

(c) by Buyer or Seller if there is in effect on the Closing Date (or the latest permissible time for the Closing Date provided in Section 8.1) any judgment, decree or order that would prevent or make unlawful the Closing hereunder;

(d) by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Seller of such breach; or

(e) by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured within 60 calendar days after the giving of written notice to Buyer of such breach.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

Section 9.2. Effect of Termination.

If this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall be come void and of no further force and effect, and the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, or of the FBR Series Funds and any of its officers or trustees, to the other party to this Agreement; provided, however, that, if the termination shall result from the intentional breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party; and provided further that the terms of the confidentiality obligations referred to in this Agreement shall survive any termination of this Agreement.

ARTICLE X - REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 10.1. Representations and Warranties.

The representations and warranties contained in or made pursuant to this Agreement shall survive until eighteen months after Closing.

Section 10.2. Indemnification by Seller.

Seller shall indemnify, defend and hold harmless Buyer against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorneys’ fees, costs of collection and other costs of defense) actually incurred by Buyer and arising from or in connection with (a) any breach of any representation or warranty of Seller or any covenant by Seller contained in or made pursuant to this Agreement or (b) any litigation relating to the FBR Series Funds, the basis of which relates to actions or inactions occurring or failing to occur during the period prior to the Closing Date (except to the extent of any litigation resulting primarily from the actions or inactions of Buyer in connection with the Fund Transactions and/or the solicitation of proxies from the shareholders of the FBR Series Funds to approve the Plan of Reorganization and the Plan of Reorganization (Shell Funds)), of which Buyer gives Seller notice pursuant to Section 10.4(a) on or before eighteen months after Closing.

Section 10.3. Indemnification by Buyer.

Buyer shall indemnify defend and hold harmless Seller against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of collection and other costs of defense) actually incurred by Seller and arising from or in connection with any breach of any representation or warranty of Buyer or any covenant by Buyer contained in or made pursuant to this Agreement, including any failure of Buyer to pay amounts owed to Seller pursuant to Section 2.2 hereof, of which Seller gives Buyer notice pursuant to Section 10.4(a) on or before eighteen months after Closing.

Section 10.4. Procedure for Indemnification.

The procedure for seeking indemnification shall be as follows.

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) if known, the estimated amount of the claim.  If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit or proceeding was given to Claimant.  Such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b) Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have thirty (30) calendar days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) calendar day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) With respect to any claim by a third party as to which the Claimant seeks indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and there are reasonably likely to be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant except to the extent not jeopardizing such additional defenses); (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the institution of such action; or (iv) the Indemnifying Party shall authorize in writing the Claimant to employ separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements. In any event, the Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel), shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability.  If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent (which shall in any event not be unreasonably withheld) unless (x) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e) The Claimant may not compromise or settle any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(f) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, Affiliates and agents of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(g) The indemnification obligations of Seller under this Article X shall constitute the sole and exclusive remedies of Buyer for recovery of money damages after the Closing Date.  The indemnification obligations of Buyer under this Article X shall constitute the sole and exclusive remedies of Seller for recovery of money damages after the Closing Date, except to the extent that Seller is seeking to recover with respect to any failure of Buyer to pay amounts owed to Seller pursuant to Section 2.2 hereof or any failure of Buyer to satisfy the Royalty Payment Obligations or the assumed obligations with respect to the Assigned Contracts (if any).

Section 10.5. Limitations.

(a) Except for intentional breaches, neither Buyer nor Seller shall be liable to the other under this Article X for any damages until the aggregate amount of damages otherwise due the party being indemnified exceeds Two Hundred Thousand Dollars ($200,000), and then only to the extent of such excess.

(b) Neither Buyer nor Seller shall have aggregate indemnity obligations pursuant to this Article X in an amount in excess of one-third of the Purchase Price.

ARTICLE XI - MISCELLANEOUS

Section 11.1. Notices.

All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date receipt is confirmed as set forth in the confirmation of the properly transmitted facsimile, and (iv) addressed as follows:

If to Seller:	Bradley J. Wright FBR Capital Markets Corporation
1001 19th Street North Arlington, VA 22209 (703) 469-1012 (fax)

with copies (which shall not constitute notice) to:

Nicholas G. Demmo Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
(212) 403-2381 (fax)

If to Buyer:	Neil J. Hennessy
Hennessy Advisors, Inc.
7250 Redwood Blvd, Suite 200
Novato, CA 94945
(415) 899-1559 (fax)

with copies (which shall not constitute notice) to:

Peter D. Fetzer
Foley & Lardner LLP
777 East Wisconsin Avenue
Suite 3800
Milwaukee, Wisconsin 53202
(414) 297-4900 (fax)

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1; provided that any facsimile should be sent to a number provided by the intended recipient.

Section 11.2. Benefit and Binding Effect.

Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign some or all of its rights and obligations under this Agreement to any member of the affiliated group of corporations of which Buyer is a part or to any purchaser or successor to Buyer’s business, provided that such assignee agrees in writing to be bound by the provisions of this Agreement and, in any event, Buyer shall remain responsible for all obligations hereunder. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

Section 11.3. Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of New York.

Section 11.4. Headings.

The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 11.5. Gender and Rules of Construction.

All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa.  Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 11.6. Entire Agreement.

This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof except as otherwise provided in Section 6.3.  All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.  This Agreement supersedes all prior negotiations between Buyer and Seller and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

Section 11.7. Counterparts.

This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.  An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

Section 11.8. Specific Performance.

The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

* * *

[Signature page follows on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

HENNESSY ADVISORS, INC.

By:                 /s/ Neil J. Hennessy

Name: Neil J. Hennessy

Title:   President and CEO

FBR FUND ADVISERS, INC.

By:                 /s/ Bradley J. Wright

Name: Bradley J. Wright

Title:   Executive Vice President and Chief
Financial Officer

Signature Page